                                                                    Exhibit 12.1

                            Golden Sky Systems, Inc.
                Computation of Ratio of Earnings to Fixed Charges


                                           Inception to               Year Ended           Six Months Ended June 30,
                                         December 31, 1998        December 31, 1997           1997           1998

Net Loss                                            (1,167)                  (15,784)          (2,858)        (22,625)

Net Internet Expense                                    61                     2,918              126           4,942

Rent Expense (Interest Portion)                          9                       145               33             119
                                             --------------            -------------    --------------   ------------

              Earnings (as defined)                 (1,097)                  (12,721)          (2,699)        (17,564)
                                             --------------            --------------   --------------   -------------

Interest Expense                                        62                     2,958              128           4,971

Rent Expense (Interest Portion)                          9                       145               33             119
                                             --------------            -------------    --------------   ------------

                  Fixed Charges                         71                     3,103              161           5,090
                                             --------------            -------------    --------------   ------------

Ratio of Earnings to Fixed Charges                     --                        --               --              --



                                                          Pro Forma
                                            Year Ended             Six Months Ended
                                         December 31, 1997          June 30, 1998
                                         -----------------         --------------

Net Loss                                          (60, 311)               (34,434)

Net Interest Expense                                26,754                 13,282

Rent Expense (Interest Portion)                        145                    119
                                           ----------------        ---------------

               Earnings (as defined)               (33,412)               (21,033)
                                           ----------------        ---------------

Interest Expense                                    26,794                 13,311

Rent Expense (Interest Portion)                        145                    119
                                           ----------------        ---------------

                 Fixed Charges                      26,939                 13,430
                                           ----------------        ---------------

Ratio of Earnings to Fixed Charges                      --                     --


The ratio of earnings to fixed charges is determined by dividing Earnings (defined as the sum of net loss before net interest expense and a portion of rent expense representative of interest) by Fixed Charges (defined as the sum of interest expense and such portion of rent expenses). For the periods ended December 31, 1996 and 1997 and the six month periods ending June 30, 1997 and 1998, the deficiency of earnings to fixed charges was $1,168, $15,824, $2,860 and $22,654, respectively. On a pro forma basis, for the year ended December 31, 1997 and the six month period ended June 30, 1998, the deficiency of earnings to fixed charges was $60,351 and $34,463, respectively.